Exhibit 99.5

Execution Version

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of June 20, 2023 (this “Agreement”), between Image Frame Investment (HK) Limited (“Seller”), a company incorporated under the laws of Hong Kong, and the purchaser listed on Schedule I attached hereto (the “Purchaser”).

WHEREAS, Seller is the beneficial owner of certain Class A ordinary shares, par value US$0.00025 per share, of NIO Inc., a company incorporated under the laws of the Cayman Islands (the “Target”) (the “Class A Ordinary Shares”); and

WHEREAS, Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from Seller, such number of Class A Ordinary Shares as set forth opposite the Purchaser’s name in column (3) of Schedule I attached hereto (such shares, the “Purchased Shares”), in accordance with the provisions and subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

Purchase of the Purchased Shares

SECTION 1.01. Purchase of the Purchased Shares. On the terms and subject to the conditions set forth in this Agreement, the Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell to the Purchaser at the Closing (as defined below), the Purchased Shares, for the purchase price set forth opposite the Purchaser’s name in column (5) of Schedule I attached hereto (the “Purchase Price”).

SECTION 1.02. The Closing. Subject to the satisfaction or waiver of the conditions to the Closing set forth in ARTICLE V, the closing of the purchase and sale under SECTION 1.01 (the “Closing”) shall take place within two (2) Business Days after the date of this Agreement or such other date as may be mutually agreed to by Seller and the Purchaser (such date, the “Closing Date”).

SECTION 1.03. Closing Deliveries.

(a) Closing Deliveries of the Purchaser. At the Closing, the Purchaser shall:

(i) pay, or cause to be paid, the Purchase Price by wire transfer of immediately available funds in accordance with the wire instructions set forth on Schedule II attached hereto (and deliver or cause to be delivered to the Seller a copy of an “MT-103” message issued by the remitting bank showing such remittance);

(ii) deliver to the Seller an executed copy of instrument of transfer in substantially the form attached here to as Schedule III in relation to the transfer of the Purchased Shares (which may be executed by the Designee (as defined below)); and

(iii) deliver to the Seller a certificate, executed on behalf of the Purchaser by an executive officer or other authorized person, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in SECTION 5.02.

(b) Closing Deliveries of the Seller. At the Closing, the Seller shall, against Purchaser’s performance in accordance with (a) above, deliver or procure the delivery to the Purchaser (or a nominee or custodian, as applicable, that is wholly owned and Controlled, directly or indirectly, by the Government of Abu Dhabi, designated by the Purchaser in accordance with its written instructions to Seller at least two (2) Business Days prior to the Closing Date (such nominee or custodian, the “Designee”)):

(i) an executed copy of instrument of transfer in substantially the form attached here to as Schedule III in relation to the transfer of the Purchased Shares;

(ii) a copy of an extract of the updated Shareholder Register of the Target reflecting the Purchaser or the Designee, as applicable, as the owner of the Purchased Shares; and

(iii) deliver to the Purchaser a certificate, executed on behalf of the Seller by an executive officer or other authorized person, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in SECTION 5.03.

SECTION 1.04. Restrictive Legend. Each certificate, if any, representing the Purchased Shares shall be endorsed with the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF THOSE TERMS IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING CLOSING OF THE PURCHASE. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

ARTICLE II

Representations and Warranties of Seller

Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

SECTION 2.01. Authority; No Other Action.

(a) Seller is validly existing and in good standing under the laws of Hong Kong and has the full right, power and authority to enter into and perform its obligations under this Agreement, and this Agreement has been duly authorized, executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) No permit, authorization, consent or approval of any governmental authority, agency, court, tribunal or stock exchange (a “Governmental Entity”) is required for the execution, delivery and performance of this Agreement by Seller.

SECTION 2.02. No Conflicts; No Violation. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will:

(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Seller is subject; or

(b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, or create in any party the right to accelerate any obligation under, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound or to which any of its assets is subject, except to the extent, in each case of clauses (a)or (b), as would not prevent, materially delay or impair the consummation of the transactions contemplated hereby.

SECTION 2.03. Ownership of the Purchased Shares. Seller is the legal and beneficial owner of the Purchased Shares, free and clear of all liens, encumbrances, claims, pledges, security interests and other charges of every kind (except for restrictions arising under the United States Securities Act of 1933, as amended (the “Securities Act”)) with full right, power and authority to transfer the Purchased Shares to the Purchaser. No other individual or entity has any right to purchase, receive, acquire, control the right to vote, or receive the economic benefit of the Purchased Shares.

SECTION 2.04. No Direct Selling Efforts. Neither Seller, nor any of its Affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or direct selling efforts as that term is defined in Rule 902 of Regulation S (as defined below) in connection with the offer or sale of the Purchased Shares.

SECTION 2.05. Sanctions. Neither the Seller nor its authorized signatory is or is acting on behalf of a person that is (a) the target of economic, financial and trade sanctions administered or enforced by the United States; European Union and each member state thereof; United Kingdom (including His Majesty’s Treasury); and/or United Nations Security Council (“Sanctions”); (b) a Person that is organized, located, resident, or otherwise doing business in any country or territory that is itself the target of comprehensive Sanctions (each a “Sanctioned Territory”), which countries or territories, as of the date of this Agreement, are Iran, Syria, Cuba, North Korea, the Crimea region, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic; or (c) any Person owned or controlled by any Person(s) described in clause(s) (a) and/or (b) ((a) to (c) collectively, “Sanctioned Persons”).

ARTICLE III

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to Seller as of the date hereof and as of the Closing Date as follows; provided that all representations and warranties below with respect to the Designee are provided only to the extent a Designee is utilized hereunder:

SECTION 3.01. Authority; No Other Action.

(a) The Purchaser is validly existing and in good standing under the laws of its jurisdiction of organization and has the full right, power and authority to enter into and perform its obligations under this Agreement, and this Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Each of the Purchaser and the Designee is wholly owned and Controlled, directly or indirectly, by the Government of Abu Dhabi.

(b) No permit, authorization, consent or approval of any Governmental Entity is required for the execution, delivery and performance of this Agreement by the Purchaser (whether directly or through the Designee).

SECTION 3.02. No Conflicts; No Violation. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will:

(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which the Purchaser or the Designee is subject; or

(b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, or create in any party the right to accelerate any obligation under, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser or the Designee is a party or by which the Purchaser or the Designee is bound or to which any of their respective assets is subject.

SECTION 3.03. Exemption from Registration. The Purchaser (on behalf of itself and the Designee) acknowledges and understands that Seller is selling the Purchased Shares under this Agreement pursuant to an exemption from the registration requirements under the Securities Act.

SECTION 3.04. Investment Intent. The Purchaser is acquiring the Purchased Shares solely for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of the Securities Act. The Purchaser is an informed and sophisticated purchaser, has engaged expert advisors, and either alone or together with its advisors, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the economic risks of such investment. The Purchaser is purchasing the Purchased Shares from the Seller without any reliance on the Seller except for those representations and warranties expressly provided in ARTICLE II.

SECTION 3.05. Regulation S. The Purchaser (i) is not a “U.S. person” (as defined in Regulation S under the Securities Act (“Regulation S”)), (ii) is outside the United States and will be outside the United States on the Closing Date and (iii) did not acquire the Purchased Shares as a result of any directed selling efforts in the United States (within the meaning of Regulation S). The reference to “Purchaser” in this foregoing provision of this SECTION 3.05 shall also include the Designee. The Purchaser (on behalf of itself and the Designee) further acknowledges and agrees that the Purchased Shares are “restricted securities” (as defined in Rule 144 under the Securities Act), and may not be offered, sold or otherwise transferred unless such transaction is registered under the Securities Act or exempt therefrom.

SECTION 3.06. Sanctions. Neither the Purchaser, the Designee nor their respective authorized signatory is or is acting on behalf of a person that is a Sanctioned Person.

ARTICLE IV

Additional Agreements

SECTION 4.01. Further Assurances. In case at any time after the date hereof any further action is reasonably deemed necessary or desirable to carry out the purposes of this Agreement, each party hereto will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the sole cost and expense of the requesting party.

SECTION 4.02. Sanctions and Use of Funds. Each of the Seller and the Purchaser shall ensure that (and the Purchaser shall also ensure that the Designee) (a) the purchase and sale of the Purchased Shares shall not cause any Person to violate Sanctions or applicable anti-corruption laws or anti-money laundering laws or counterterrorism laws and (b) shall not use, contribute or otherwise make available (i) with respect to the Seller, funds received as payment of the Purchase Price to any Person, and (ii) with respect to the Purchaser, funds used to pay the Purchase Price, in each of cases (i) and (ii), in a manner that would cause or otherwise result in a violation by any Person (including the Purchaser, Seller, Designee, agent or advisor) of Sanctions or applicable anti-corruption laws or anti-money laundering laws or counterterrorism laws.

ARTICLE V

Closing Conditions

SECTION 5.01. Condition to Obligations of Each Party. The obligations of each party to this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) At the Closing Date, there being in effect no preliminary, temporary or permanent injunction, applicable law, regulation or other order issued by any Governmental Entity of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated herein.

(b) At the Closing Date, no litigation, suit, action or proceeding commenced by any Governmental Entity of competent jurisdiction shall be pending which seeks to prevent or enjoin the transactions contemplated hereby.

SECTION 5.02. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the sale and purchase of the Purchased Shares shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Purchaser contained in ARTICLE III of this Agreement (i) that are qualified by materiality shall be true and correct in all respects, and (ii) that are not qualified by materiality, shall be true and correct in material respects, in each case of (i) and (ii), as of the date of this Agreement and as of the Closing (except for representations and warranties that expressly speak as of a specified date, in which case as of such specified date).

(b) The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

SECTION 5.03. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the sale and purchase of the Purchased Shares shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Seller contained in ARTICLE II of this Agreement (i) that are qualified by materiality shall be true and correct in all respects, and (ii) that are not qualified by materiality, shall be true and correct in material respects, in each case of (i) and (ii), as of the date of this Agreement and as of the Closing (except for representations and warranties that expressly speak as of a specified date, in which case as of such specified date).

(b) The Seller shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

ARTICLE VI

Termination

SECTION 6.01. Termination. This Agreement may be terminated:

(a) at any time prior to the Closing by the mutual written consent of the Seller and the Purchaser;

(b) by the Purchaser, in the event of a material breach of any provision of this Agreement by the Seller; provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this SECTION 6.01(b) if the Purchaser shall have materially breached or failed to perform any of its representation or warranty or covenant or agreement under this Agreement, which breach or failure to perform would give rise to the failure of the condition set forth in SECTION 5.03;

(c) by the Seller, in the event of a material breach of any provision of this Agreement by the Purchaser; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this SECTION 6.01(c) if the Seller shall have materially breached or failed to perform any of its representation or warranty or covenant or agreement under this Agreement, which breach or failure to perform would give rise to the failure of the condition set forth in SECTION 5.02; or

(d) notwithstanding clauses (b) and (c) of this SECTION 6.01, by any party hereto by written notice thereof to the other party hereto, in the event the Closing has not occurred on or before the second Business Day after the date of this Agreement; provided, that a party may not terminate this Agreement pursuant to this SECTION 6.01(d) if such party’s breach or failure to fulfill any of its obligations under this Agreement resulted in the failure of the Closing to be consummated by such time.

SECTION 6.02. Effect of Termination. Upon the termination of this Agreement pursuant to SECTION 6.01, all further obligations of the parties hereto under this Agreement (other than this ARTICLE VI and SECTION 8.05, SECTION 8.08, SECTION 8.12 and SECTION 8.14, which shall survive the termination of this Agreement) shall terminate without liability of any party to the other party hereto, except that no such termination shall relieve any party hereto from liability for any fraud or breach of this Agreement that occurred prior to such termination.

ARTICLE VII

Tax Matters

SECTION 7.01. Tax Indemnification. The Seller shall indemnify the Purchaser for any and all Indemnifiable Losses arising from or in connection with a failure by the Seller to (a) timely make with all relevant Governmental Entities all tax filings that (i) are required under Bulletin 7 to be made in connection with the transactions contemplated by this Agreement, or (ii) if made, may excuse the Purchaser from an obligation to withhold Tax under Bulletin 7 in connection with the transactions contemplated by this Agreement, and (b) bear and timely pay any Tax arising from or in connection with the transactions contemplated by this Agreement imposed under Bulletin 7, in each case regardless of whether the Purchaser was required to make any withholding pursuant to Bulletin 7 and failed to do so. For the avoidance of doubt, such Indemnifiable Losses shall include any Tax imposed with respect to a payment made under this SECTION 7.01.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Entire Agreement.

(a) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations (whether written or oral) by or between the parties or their respective representatives and Affiliates, in each case, to the extent they relate in any way to the subject matter hereof.

(b) The Purchaser has not received any other representations or warranties from any person in connection with the sale of the Purchased Shares hereunder other than the representations and warranties of Seller set forth in ARTICLE II hereof, and the Purchaser is further not relying on any other information from or other representations or warranties by any other person concerning Seller’s sale of the Purchased Shares under the terms and conditions set forth herein.

SECTION 8.02. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon Seller and the Purchaser and its successors and permitted assigns. Neither party may assign either this Agreement or any of its respective rights, interests or obligations hereunder without the prior written approval of the other party; provided, however, that the Purchaser may assign its rights and obligations under this Agreement to one or more of its Affiliates with written notice to Seller.

SECTION 8.03. Amendment. This Agreement may be amended, modified, superseded or cancelled and any of the provisions hereof may be waived only by a written instrument signed by Seller and the Purchaser or, in the case of a waiver, by or on behalf of the party waiving compliance.

SECTION 8.04. Notices. All statements, requests, notices and agreements hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally or by courier service to the addressee below and (ii) upon receipt, when sent by electronic mail to the electronic mail address set forth below (if sent during normal business hours of the recipient, and if not, then on the next business day), in each case properly addressed to the party to receive the same:

(a) to Seller at:

Tencent Binhai Towers, No.33 Haitian 2nd Road,

Nanshan District, Shenzhen, P. R. China 518054

Attention: Mergers and Acquisitions Department

Email: PD_Support@tencent.com

with a copy (which shall not constitute notice) to:

Level 29, Three Pacific Place, 1 Queen’s Road East

Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Email: legalnotice@tencent.com

(b) to the Purchaser at:

CYVN Holdings L.L.C.

Building No.51B, Al Bateen Executive Airport,

Abu Dhabi, United Arab Emirates

Attention: [    ]

Email: [    ]

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: [    ]

Email: [    ]

SECTION 8.05. Applicable Law. This Agreement will governed by and construed in accordance with New York law without giving regard to the choice of law provisions thereof.

SECTION 8.06. Descriptive Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

SECTION 8.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each party and delivered to the other party. Delivery of an executed counterpart of a signature page of this Agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.08. Dispute Resolution.

(a) Any dispute, controversy, claim or difference of whatever nature arising out of or relating to this Agreement, including a dispute regarding the validity, invalidity, existence, interpretation, performance, breach or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the HKIAC Administered Arbitration Rules (the “Rules”). There shall be three arbitrators, two of whom shall be nominated by the respective parties in accordance with the Rules and the third, who shall be the Chairman of the arbitral tribunal, shall be nominated by the two nominated arbitrators within 14 days of the last of their appointments. The seat, or legal place, of arbitration shall be Hong Kong. The language to be used in the arbitral proceedings shall be English only. This arbitration clause shall be governed by the Laws of Hong Kong.

(b) The arbitral award rendered by the tribunal shall be final and binding on the parties. Unless otherwise specified in the arbitral award, the expenses of the arbitration (including witness fees and reasonable legal expenses) shall be borne by the losing party. Judgment on the award may be entered in any court of competent jurisdiction.

SECTION 8.09. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality of unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 8.10. Adjustment for Share Combination, etc. In the event of any subdivision, combination or share or extraordinary dividend of or on the Purchased Shares, with an effective or record date from the date hereof until the Closing, the parties shall negotiate in good faith an amendment to this Agreement to amend the references to a specific number of Purchased Shares and the purchase price per Purchased Share to reflect the effect of such subdivision, combination or dividend.

SECTION 8.11. Independent Decision. The Purchaser has independently and without reliance upon Seller (other than the representations and warranties of Seller set forth herein), any of Seller’s Affiliates or any of their respective employees, officers, directors, members, managers, agents or other representatives, and based on such information the Purchaser has deemed appropriate in its sole discretion, made its own analysis and decision to enter into this Agreement.

SECTION 8.12. Confidentiality.

(a) Each party agrees to treat and hold as confidential (and not disclose to any person without the prior written consent of the other party) the terms of this Agreement or the transactions contemplated hereby prior to such terms becoming public pursuant to any disclosure permitted hereby, subject to the terms of SECTION 8.12(c); provided that each party is permitted to disclose such confidential information (i) to its Affiliates and its and their respective agents, counsels, employees, officers, directors, members and limited partners who need to know such confidential information; or (ii) as such party determines, after consultation with outside legal counsel, is required by applicable law or any Governmental Entity (in which case it shall notify the other party the form and terms of such disclosure and provide the other party with a reasonable opportunity to comment thereon).

(b) Subject to the terms of SECTION 8.12(c), no party shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party, unless, as such party determines, after consultation with outside legal counsel, is otherwise required by law or any Governmental Entity (in which case it shall notify the other party the form and terms of such press release, public announcement or other communication and provide the other party with a reasonable opportunity to comment thereon).

(c) Notwithstanding anything else contained in this SECTION 8.12, each of Seller and Purchaser may make filings on a Schedule 13D or any amendments thereto in connection with this Agreement and the transactions contemplated hereby, and disclose the terms of this Agreement and the transactions contemplated hereby in such filings, without being subject to the restrictions under SECTION 8.12(a) or SECTION 8.12(b).

SECTION 8.13. Specific Performance. The parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, each party shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and specific performance (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) of the terms of this Agreement, this being in addition to any other remedy to which each party is entitled at law or in equity.

SECTION 8.14. Certain Definitions.

(a) “Affiliate” means, with respect to a person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such person.

(b) “Bulletin 7” means Bulletin No. 7 on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises issued by the State Taxation Administration of the People’s Republic of China (STA Bulletin 2015 No. 7) as amended from time to time, together with any implementing rules or other guidance and any successor provisions.

(c) “Business Day” means any day (other than a Saturday, Sunday or public holiday) on which banks in Hong Kong and Abu Dhabi are generally open for ordinary banking business (not including any day on which a tropical cyclone warning no. 8 or above or a “black” rain warning signal is hoisted in Hong Kong at any time between 9:00 am and 5:00 pm Hong Kong time).

(d) “Control” of a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(e) “Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, disbursement, expense, liability, loss, obligation, penalty, settlement, suit, or Tax of any kind or nature, together with all interest, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the collection, prosecution and defense of claims and amounts paid in settlement, imposed on or otherwise actually incurred or suffered by such Person, whether directly or indirectly.

(f) “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

(g) “Tax” means any national, provincial or local income, gains, gross receipts, sales and use, transfer, registration, value added, stamp, registration, issue, excise, franchise, real and personal property, gross receipt, customs duties, capital, capital stock, franchise, profits, production, business and occupation, branch profits, disability, employment, payroll, severance or withholding tax, or any other type of tax, levy, assessment, custom duty or charge imposed by any governmental authority, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any liability incurred in connection with the determination, settlement or litigation of any liability arising therefrom.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Image Frame Investment (HK) Limited

By:	/s/ Martin Lau
Name:	Martin Lau
Title:	Authorized Signatory

[Signature Page to the Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

CYVN Holdings L.L.C.

By:	/s/ Jassem Mohamed Obaid Bu Ataba Alzaabi
Name: Jassem Mohamed Obaid Bu Ataba Alzaabi
Title: Chairman

[Signature Page to the Stock Purchase Agreement]

SCHEDULE I

(1)	(2)	(3)	(4)		(5)
Purchaser	Address	Purchased Shares	Price Per Class A Ordinary Share		Purchase Price
CYVN Holdings L.L.C., a limited liability company formed in Abu Dhabi, United Arab Emirates	Building No.51B Al Bateen Executive Airport Abu Dhabi, United Arab Emirates Attention: [ ] Email: [ ]	40,137,614 Class A Ordinary Shares	US$	8.72	US$	350,000,000

SCHEDULE II

Wire Instructions: [    ]

SCHEDULE III

FORM INSTRUMENT OF TRANSFER

The undersigned,             [name of the transferor]             (the “Transferor”), DOES HEREBY transfer to [ • ] (the “Transferee”) [ • ] Class A ordinary shares standing in our name in the undertaking called

NIO Inc.

to hold the same unto the Transferee.

Dated this        day of            2023.

Executed as a deed by the Transferor

Image Frame Investment (HK) Limited

By:
Name:
Title:

In the presence of:

Witness to the above signature Name:

Executed as a deed by the Transferee

CYVN Holdings L.L.C.

By:
Name:
Title:

In the presence of:

Witness to the above signature
Name: